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                                                                    Exhibit 10.6

                      TERAYON COMMUNICATION SYSTEMS, INC.
                       1998 EMPLOYEE STOCK PURCHASE PLAN
                                   OFFERING
                             FOR FOREIGN EMPLOYEES

                             Adopted July 31, 2000


  1. Grant; Offering Date.

     The Board of Directors of Terayon Communication Systems, Inc., a Delaware corporation (the "Company"), pursuant to the Company's Employee Stock Purchase Plan (the "Plan"), hereby authorizes the grant of rights to purchase shares of the common stock of the Company ("Common Stock") to all Eligible Employees (an "Offering").

  The first day of an Offering is that Offering's "Offering Date". Each Offering will be approximately twenty-four (24) months in duration and will be divided into four (4) shorter periods ("Purchase Periods") of approximately six (6) months in duration, with a new Purchase Period beginning each February 1 and August 1 during that Offering. "Purchase Date" shall be defined as the last day of each Purchase Period (that is, each January 31 and July 31 during the Offering).

     The initial Offering shall begin on August 1, 2000 and end on July 31, 2002
(the "Initial Offering").   The Initial Offering will be divided into four (4)
shorter Purchase Periods of approximately six (6) months in duration, with a new Purchase Period beginning each February 1 and August 1 during the Initial Offering and with the initial Purchase Period ending on January 31, 2001, the second Purchase Period ending on July 31, 2001, the third Purchase Period ending on January 31, 2002, and the fourth Purchase Period ending on July 31, 2002.

     Thereafter Offerings shall begin on August 1, 2002 and on each subsequent second anniversary of the most recent Offering Date; provided, however, that if on any Purchase Date the fair market value of the Company's Common Stock is less than it was on the Offering Date for that Offering, the day after such Purchase Date (i.e., August 1 or February 1) shall become the next Offering Date and the Offering that would otherwise have continued in effect shall immediately terminate. Each Offering after the Initial Offering shall end on the day prior to the second anniversary of its Offering Date unless sooner terminated as provided above.

     Prior to the commencement of any Offering, the Board of Directors or the Compensation Committee may change any or all terms of such Offering and any subsequent Offerings. The granting of rights pursuant to each Offering hereunder shall occur on each respective Offering Date unless, prior to such date (i) the Board of Directors or the Compensation Committee determines that such Offering shall not occur, or (ii) no shares remain available for issuance under the Plan in connection with the Offering.
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     Notwithstanding any other provisions of an Offering, if the terms of an
Offering as previously established by the Board of Directors of the Company would, as a result of a change to applicable accounting standards, generate a charge to earnings, such Offering shall terminate effective as of the day prior to the date such change of accounting standards would otherwise first apply to the Offering (the "Offering Termination Date"), and such Offering Termination Date shall be the final Purchase Date of such Offering. A subsequent Offering shall commence on such date and on such terms as shall be provided by the Board of Directors of the Company.

  2. Eligible Employees.

     All employees of the Company and each of its Affiliates (as defined in the Plan), who have been continuously employed for at least five (5) days on the Offering Date of the Offering, shall be granted rights to purchase Common Stock under the Offering on the Offering Date, provided that each such employee otherwise meets the employment requirements of subparagraph 5(a) of the Plan (an "Eligible Employee") and provided, further, that the five-day eligibility requirement shall be waived with respect to the employees who are otherwise eligible to participate at the beginning of the Initial Offering. Notwithstanding the foregoing, the Board may exclude from participation those employees who reside and/or perform services in jurisdictions whose laws make participation impractical.

     Notwithstanding the foregoing, the following employees shall not be Eligible Employees or be granted rights under an Offering: (i) part-time or seasonal employees whose customary employment is less than twenty (20) hours per week or five (5) months per calendar year or (ii) 5% stockholders (including ownership through unexercised options) described in subparagraph 5(c) of the Plan.

     Notwithstanding the foregoing, each person who first becomes an Eligible Employee during any Offering will, on the day after the first Purchase Date during that Offering in which such person first becomes an Eligible Employee (that is, on the next February 1 or August 1 after such person first becomes an Eligible Employee), receive a right under such Offering, which right shall thereafter be deemed to be a part of the Offering. Such right shall have the same characteristics as any rights originally granted under the Offering except that:

          (i) the date on which such right is granted shall be the "Offering Date" of such right for all purposes, including determination of the exercise price of such right; and

          (ii) the Offering for such right shall begin on its Offering Date and end coincident with the end of the ongoing Offering.

  3. Rights.

     Subject to the limitations contained herein and in the Plan, on each Offering Date each Eligible Employee shall be granted the right to purchase the number of shares of Common Stock purchasable with up to fifteen percent (15%) of such employee's Earnings (as defined in subparagraph 7(a) of the Plan) paid during such Offering.
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     Under an Offering, no employee may purchase more than the number of whole shares of Common Stock purchasable for Twenty-Five Thousand dollars ($25,000) per calendar year as valued at one hundred percent (100%) of the fair market value on such Offering's Offering Date.

  4. Purchase Price.

     The purchase price (the "Purchase Price") of the Common Stock shall be the lesser of eighty-five percent (85%) of the fair market value of the Common Stock on the Offering Date or eighty-five percent (85%) of the fair market value of the Common Stock on the Purchase Date, in each case rounded up to the nearest cent per share. For the Initial Offering, the fair market value of the Common Stock at the time when the Initial Offering commences shall be the price per share at which shares of Common Stock are first sold to the public in the Company's initial public offering as specified in the final prospectus with respect to the Initial Offering. In the event that an Offering Date or the Purchase Date occurs on a day on which the Company's Common Stock is not publicly traded, the fair market value of the Common Stock shall be established as the closing price of the Common Stock on the trading date closest to such Offering Date or Purchase Date.

  5. Participation.

     An Eligible Employee may elect to participate in an Offering at the beginning of any Purchase Period; provided, however, that a person who first becomes an Eligible Employee after the Offering Date may elect to participate at the Offering Date applicable to such Eligible Employee as determined in accordance with Paragraph 2.

     An Eligible Employee shall become a participant in the Plan by delivering an agreement authorizing payroll deductions. Such deductions may be in whole dollars or whole percentages only, with a minimum percentage of one percent (1%) and a maximum percentage of fifteen percent (15%) of earnings. The agreement shall be in such form as the Company provides, and must be delivered to the Company before the date specified by the Company. For the Initial Offering, the time for filing an enrollment form and commencing participation for individuals who are Eligible Employees on the Offering Date for the Initial Offering shall be up to fifteen (15) days after the Offering Date, or such longer period as determined by the Company and communicated to such Eligible Employees. Nothwithstanding the foregoing, an Eligible Employee may make deposits into his or her account by check in lieu of or in addition to payroll deductions; provided, however, that no Eligible Employee may deposit more than fifteen percent (15%) of earnings into their account during any Purchase Period. With respect to such payments by check, references in the Plan and the Offering to payroll deductions shall be interpreted to also apply to such deposits by check.

     A participant may not increase his or her payroll deductions during the course of a Purchase Period. However, a participant may reduce his or her payroll deductions during the course of a Purchase Period one time only, which reduction shall be effective as soon as administratively feasible following receipt by the Company of a new agreement requesting such reduction. A participant may increase or decrease his or her deductions prior to the beginning of a new Purchase Period or a new Offering to be effective at the beginning of such new Purchase Period or new Offering.
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     A participant may withdraw from an Offering and receive his or her accumulated payroll deductions (reduced to the extent, if any, such deductions have been used to acquire stock for the participant) from the Offering, without interest, at any time prior to the end of the Offering, excluding only each ten
(10) day period immediately preceding each Purchase Date by delivering a withdrawal notice to the Company in such form as the Company provides.

  6. Exercise.

     Subject to the limitations contained herein, on each Purchase Date, each participant's accumulated payroll deductions (without any increase for interest) shall be applied to the purchase of whole shares of Common Stock, up to the maximum number of shares permitted under the Plan and the Offering. If the Purchase Date does not fall on a day during which the Common Stock is actively traded then the Purchase Date shall be the nearest prior day on which the Common Stock is actively traded.

  7. Notices and Agreements.

     Any notices or agreements provided for in an Offering or the Plan shall be given in writing, in a form provided by the Company, and unless specifically provided for in the Plan or this Offering shall be deemed effectively given upon receipt or, in the case of notices and agreements delivered by the Company, five
(5) days after deposit in the United States mail, postage prepaid.

  8. Exercise Contingent on Stockholder Approval.

     The rights granted under an Offering are subject to the approval of the Plan by the stockholders as required for the Plan to obtain employee stock purchase plan treatment under Section 423 of the Code or to comply with the requirements of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended.

  9. Offering Subject to Plan.

     Each Offering is subject to all the provisions of the Plan, and its provisions are hereby made a part of the Offering, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of an Offering and those of the Plan (including interpretations, amendments, rules and regulations that may from time to time be promulgated and adopted pursuant to the Plan), the provisions of the Plan shall control.